UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Earliest Reported Event:  June 29, 2007

INNOVA PURE WATER, INC.

(Exact name of registrant as specified in its charter)

Florida	0-29746	59-2567034
----------------------------	----------------------------	----------------------------
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4951 Airport Parkway, Suite 500

Addison TX 75001

(Address of Principal Executive Offices) (Zip Code)

(972) 980-0486

(Registrant's telephone number, including area code)

ITEM 2.01

Completion of Acquisition or Disposition of Assets.

On June 29, 2007, Innova Systems, Inc. a wholly-owned subsidiary of the Company, entered into an Agreement to sell its software training and consulting services operations (the “Operations”) to Mr. David Zich for $200,000, to be paid to Innova Systems, Inc. over a maximum period of 5 years.  Payment is secured by a percentage of the gross revenues of the Operations sold, and also by a security interest in 1,500,000 shares of the common stock of the Company.  The transaction included the transfer of cash and receivables related only to the Operations to Mr. Zich, and the assumption by Mr. Zich of liabilities, including accounts and notes payable, related only to the Operations.

Mr. Zich is a related party, being a member of the Board of Directors of the Company, and, until this transaction was completed, was the president of Innova Systems, Inc.  Mr. Zich personally conducted the Operations for Innova Systems, Inc. during the time such Operations were owned by the subsidiary company.  The formula used to determine the sales price was the maximum projected annual gross revenues for the Operations ($200,000) times 1 year.  In the opinion of the Company, Mr. Zich, because of his specialized knowledge and experience, was the only person who could reasonably be considered a potential purchaser.

In the last fiscal year ending June 30, 2006, the Operations generated $161,400 in gross revenues and $14,200 in net revenues.  The Company estimates that the additional cost to the Company of accounting, audit, and administration of the Operations exceeded $30,000 per year.

The sale of the operations at this time is consistent with the policy of the president and CEO of the Company since January 2, 2007, Don Harris, to minimize all unnecessary or unproductive costs, to organize and simplify operations, and to focus management and marketing efforts and limited financial resources on high-margin products and services.  An analysis of the past and expected future results of the Operations by Mr. Harris and the management team indicated that the Operations, as currently structured, and without an additional capital infusion, did not have the potential to meet the minimum profit margin and growth standards desired for the Company in the future.

As a result of the sale of the Operations, the Company expects to receive an average of $40,000 in cash per year over the next five years, plus interest at the rate of 6% per annum, and to generate an additional savings of approximately $30,000 per year in accounting, audit and administration costs.  The sale at this time will also allow the management to focus the resources of its computer products and services segment on the expansion of marketing and support of its software systems, which have a much higher potential profit margin.

The Company will relocate the offices of Innova Systems, Inc. from Tucson, Arizona to the existing offices of the Company in Addison (Dallas), Texas

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2007, Mr. David Zich resigned as president of Innova Systems, Inc., a wholly-owned subsidiary of the Company, to pursue the business of computer software training and consulting services which he purchased from Innova Systems, Inc. on that day.  Mr. Zich remains a member of the Board of Directors of the Company.

On June 29, 2007, Mr. Don Harris, president and CEO of the Company, was elected by the Board of Directors to serve additionally as president of Innova Systems, Inc., filling the vacancy left by the resignation of Mr. Zich.  The offices and operations of Innova Systems, Inc. will be relocated from Tucson, Arizona to the current offices of the Company in Addison (Dallas), Texas.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVA PURE WATER, INC.

June 28, 2007

By:   /s/   Don Harris

Don Harris, President,

Chief Executive Officer,

Director